Exhibit 11.1

CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

To: MIP Manager, LLC as Manager of My Income Property, LLC

We consent to the inclusion in the Offering Circular filed under Regulation A tier 2 on Form 1-A (as amended) of our report dated June 2, 2022, with respect to our audit of the consolidated balance sheet of My Income Property, LLC and each listed Series as of December 31, 2021 and the related statements of operations, changes in member's equity and cash flows for the period from January 25, 2021 (inception) through December 31, 2021, and the related notes to the consolidated financial statement.

/s/ Dean Dorton Allen Ford, PLLC

Lexington, Kentucky
July 21, 2022